Exhibit 16.1

December 17, 2019

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 13, 2019, to be filed by our former client, Purebase Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Rose, Snyder & Jacobs LLP
Rose, Snyder & Jacobs LLP
Encino, California